UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Third Coast Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

May 23, 2023

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

2023 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement Supplement, dated May 23, 2023 (this “Supplement”), supplements the Definitive Proxy Statement of Third Coast Bancshares, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 20, 2023 (the “Proxy Statement”), relating to the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, May 25, 2023, at 10:00 a.m. Central Time at the office of Third Coast Bank, SSB, located at 20202 Highway 59 North, Suite 190, Humble, Texas 77338.

The purpose of this Supplement is to correct an error regarding the participation of our directors in the meetings of the board of directors and the committees on which our directors serve appearing on page 28 of the Proxy Statement under the heading “Board and Committee Matters—Board Meetings,” which inadvertently reported that during fiscal year 2022, each of our directors participated in at least 72%, rather than 75%, or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he or she was a director) and (ii) the total number of meetings of all committees of the board of directors on which he or she served (during the period that he or she served).

Accordingly, the Proxy Statement disclosure under the heading “Board and Committee Matters—Board Meetings” on page 28 is amended and restated in its entirety with the following disclosure:

Board Meetings

Our board of directors met 12 times during the 2022 fiscal year (including regularly scheduled and special meetings). During fiscal year 2022, each director participated in at least ~~72%~~ 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he or she was a director) and (ii) the total number of meetings of all committees of the board of directors on which he or she served (during the period that he or she served).

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically set forth in this Supplement, all information set forth in the Proxy Statement remains unchanged. In addition, this Supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events. Except as supplemented by the information contained herein, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.